Exhibit 99.1
BioTime, Inc.	6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com

For Further Information:
Judith Segall (510) 350-2940

BIOTIME ANNOUNCES 2007 YEAR-END RESULTS

EMERYVILLE, CA, April 15, 2008 – BioTime, Inc. (OTCBB: BTIM) today announced financial results for the fiscal year ended December 31, 2007.

Total revenue for the year ended December 31, 2007 was $1,046,121 compared to $1,162,015 for the year ended December 31, 2006, as BioTime received $776,679 in royalties from Hextend® sales by Hospira, Inc. for the year ended December 31, 2007, compared to $933,478 in 2006.  Royalty revenues were greater during 2006 due to greater sales of Hextend to the U.S. Armed Forces during the second half of the year.  The U.S. Armed Forces purchases Hextend through intermittent large volume orders.

Hextend sales rebounded during the fourth quarter of 2007 and continued to grow during the first quarter of 2008.  We received $308,900 in royalties on sales made by Hospira during the fourth quarter of 2007, and we expect to receive $341,153 from Hospira on sales made during the first quarter of 2008.  These amounts represent increases of 55% and 108%, respectively, over the royalty revenues of $199,264 and $163,676 received during the same periods in 2007.

The royalties from Hextend sales during the fourth quarter of 2007 are not reflected in the 2007 fiscal year results, and instead will be included in BioTime’s financial results for the first quarter of 2008, in keeping with BioTime’s practice of recognizing revenues in the fiscal quarter during which royalty payments are received rather than in the quarter in which the sales occurred.  Similarly, the royalties from Hextend sales during the first quarter of 2008 will be reflected in BioTime’s revenues for the second quarter.  The increase in royalties is due to an increase in sales to both the Armed Forces and hospitals, and was augmented by an increase in the unit average sales price in the hospital market.

License revenue increased 48% to $255,549 for the year ended December 31, 2007, from $172,371 for 2006.  License revenue reflects deferred recognition of license fees received during previous periods under our license agreements with CJ Corp. and Summit Pharmaceuticals International Corporation.

For the year ended December 31, 2007, BioTime reported a net loss of $(1,438,226), or $(0.06) per basic and diluted share, compared to a net loss of $(1,864, 621), or $(0.08) per basic and diluted share, for the year ended December 31, 2006.  Losses for 2006 reflect spending on our phase II clinical trials for PentaLyte®, which were completed in 2006.

Total shareholders’ deficit was $3,046,389 at December 31, 2007, compared with total shareholders’ deficit of $1,865,221 at December 31, 2006.

BioTime, Inc.
April 15, 2008
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Cash and cash equivalents totaled $9,501 at December 31, 2007, compared with $561,017 at December 31, 2006.  However, since the end of 2007, our line of credit from certain private lenders was increased from $1,000,000 to $2,500,000.

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. BioTime has recently entered the field of regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc., through which it plans to develop new medical and research products using embryonic stem cell technology. Additional information about BioTime can be found on the web at www.biotimeinc.com. Hextend®, PentaLyte®, HetaCool®, EmbryomicsTM, ESpyTM, and EScalateTM are trademarks of BioTime, Inc.

Forward Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings.  BioTime disclaims any intent or obligation to update these forward-looking statements.

-Financial Tables Follow-

BioTime, Inc.
April 15, 2008
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BIOTIME, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$9,501
Prepaid expenses and other current assets	132,145
Total current assets	141,646

EQUIPMENT, net of accumulated depreciation of $585,765	12,480
DEPOSITS AND OTHER ASSETS	20,976
TOTAL ASSETS	$175,102

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$480,374
Line of Credit Payable	716,537
Deferred license revenue, current portion	261,091
Total current liabilities	1,458,002

Stock appreciation rights compensation liability	13,151
Deferred license revenue, net of current portion	1,740,702

Deferred rent, net of current portion	9,636

Total long-term liabilities	1,763,489

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common Shares, no par value, authorized 50,000,000 shares; issued and outstanding 23,034,374 shares	40,704,136
Contributed capital	93,972
Accumulated deficit	(43,844,497)
Total shareholders' deficit	(3,046,389)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$175,102

BioTime, Inc.
April 15, 2008
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BIOTIME, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006
REVENUE:
License fees	$255,549	$172,371
Royalty from product sales	776,679	933,478
Grant income	13,893	56,166
Total revenue	1,046,121	1,162,015
EXPENSES:
Research and development	(967,864)	(1,422,257)
General and administrative	(1,300,630)	(1,491,622)
Total expenses	(2,268,494)	(2,913,879)
Loss from operations	(1,222,373)	(1,751,864)
INTEREST EXPENSE AND OTHER INCOME:
Interest and other expense	(232,779)	(157,114)
Other income	16,926	44,357
Total interest expense and other income	(215,853)	(112,757)

NET LOSS	$(1,438,226)	$(1,864,621)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.06)	$(0.08)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	22,853,278	22,538,003